As filed with the Securities and Exchange Commission on May 7, 2002
Registration No. 333-___________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ARTISAN COMPONENTS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0278185 (I.R.S. Employer Identification Number)

141 Caspian Court
Sunnyvale, California 94089-1013
(408) 734-5600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Joy E. Leo
Chief Financial Officer
Artisan Components, Inc.
141 Caspian Court
Sunnyvale, California 94089-1013
(408) 734-5600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig Factor, Esq. General Counsel Artisan Components, Inc. 141 Caspian Court Sunnyvale, California 94089-1013 (408) 734-5600	Robert P. Latta, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 (650) 493-9300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.   [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [_]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, $0.001 par value	362,500 shares	$14.47	$5,245,375	$482.57

(1) Estimated solely for the purpose of computing the amount of the registration fee. The estimate is made pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the $14.47 average of the high and low sales prices as reported by The Nasdaq National Market on May 2, 2002.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement relating to these securities has been filed and is declared effective by the Securities and Exchange Commission. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 7, 2002

ARTISAN COMPONENTS, INC.

362,500 SHARES
COMMON STOCK

     This prospectus relates to 362,500 shares of our common stock that may be offered and sold from time to time by Synopsys, Inc. These shares were issued to Synopsys in connection with our acquisition in January 2001 of certain assets of Synopsys’ physical library business for $14.5 million in cash, issuance of 1,450,000 shares of our common stock and assumption of obligations of $1.4 million.

     Synopsys will receive all of the net proceeds from the sale of the shares under this prospectus and will pay all brokerage fees and selling commissions, if any, applicable to the sale of the shares. We will not receive any proceeds from the sale of shares by Synopsys.

     Our common stock is listed on The Nasdaq National Market under the symbol “ARTI.” On May 2, 2002, the closing sales price of our common stock as reported by The Nasdaq National Market was $14.60 per share.

     You should consider carefully the risk factors beginning on page 4 of this prospectus before purchasing any of our common stock offered under this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2002

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, the shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

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WHERE TO FIND ADDITIONAL INFORMATION ABOUT ARTISAN

     We have filed reports, proxy statements, and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains the reports, proxy statements and other information we file with the SEC. The address of the SEC website is http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus, including the information incorporated by reference in this prospectus. We incorporate by reference the documents listed below, and any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering. This prospectus is part of a registration statement we filed with the SEC. The documents we incorporate by reference are:

1.	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2001.

2.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2001.

3.	Our Current Report on Form 8-K filed December 14, 2001 relating to the adoption of a stockholder rights plan by our board of directors.

4.	Our Current Report on Forms 8-K and 8-K/A filed January 19, 2001 and March 12, 2001, respectively, relating to our acquisition of certain assets of the physical library business of Synopsys.

5.	The description of our common stock contained in our registration statement on Form S-1 (Reg. No. 333-41219) declared effective by the SEC on February 2, 1998, as amended by our Current Report on Form 8-K filed December 14, 2001.

6.	Our Definitive Proxy Statement on Schedule 14A for our 2002 Annual Meeting of Stockholders filed January 9, 2002.

     Each of these filings is available from the SEC as described above. You may request, and we will provide at no cost, a copy of these filings, including any exhibits to such filings, by writing or telephoning us at the following address: Investor Relations, Artisan Components, Inc., 141 Caspian Court, Sunnyvale, California 94089-1013, telephone number (408) 734-5600.

FORWARD LOOKING INFORMATION

     This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this prospectus that are not historical facts. When used in this prospectus, the words “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward looking statements. Because these forward looking statements involve risks and uncertainties, there are important facts that could cause our actual results to differ materially from those expressed or implied by these forward looking statements, including statements under the caption “Risk Factors.” Please review these risk factors carefully. In addition, please review the sections captioned “Factors Affecting Future Operating Results” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended September 30, 2001 and our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2001. In connection with forward looking statements which appear in these disclosures, you should carefully consider the risk factors set forth in this prospectus under “Risk Factors” and under the caption “Factors Affecting Future Operating Results” in the Management’s Discussion and Analysis section of any subsequent annual or quarterly report we file with the SEC.

ARTISAN COMPONENTS, INC.

     We are a leading developer of high performance, high density and low power embedded memory, standard cell and input/output intellectual property, or IP, components for the design and manufacture of complex integrated circuits. We license our products to customers for the design of integrated circuits used in complex, high volume applications, such as portable computing devices, cellular phones, consumer multimedia products, automotive electronics, personal computers and workstations.

     Our customers include foundries, which only manufacture integrated circuits, and integrated device manufacturers, which both design and manufacture integrated circuits. These companies invest significant resources in libraries that are designed to match their specific manufacturing processes. Our IP library products are designed to enable these manufacturers to achieve the best combination of performance, density, power and yield for a given manufacturing process. Typically, a customer licenses one or more products designed for its manufacturing process that is accompanied by layout databases, views to support a customer’s design tool environment and design methodology documentation.

     We license our products on a nonexclusive, worldwide basis to major semiconductor manufacturers and grant these manufacturers the right to distribute our products to their internal design teams and to their application specific integrated circuit and fabless semiconductor customers. We charge manufacturers an up-front license fee that gives them the right to manufacture semiconductors containing our products. In addition, manufacturers agree to pay us royalties based on manufacturing volumes of integrated circuits that include our products. A portion of such royalty payments is then credited back to the manufacturer’s account to be applied against future license fees, if any, payable by such manufacturer. We also distribute our products to companies that are customers of our licensed semiconductor manufacturers. While the basic elements of our product libraries are distributed at no charge, design companies can pay us a direct license and support fee to receive modified products and support from us.

     We have several industry partner programs whereby our partners provide a wide variety of IP solutions, design services and tool support to streamline the design process for users of our IP components. Through these programs, we provide products and support to over 150 companies who agree to limit the use and distribution of such libraries to our licensed users.

     On January 4, 2001, we acquired certain assets of the physical library business of Synopsys, Inc. for approximately $27.4 million, including $14.5 million in cash, issuance of 1,450,000 shares of our common stock then valued at $11.5 million and assumption of obligations of $1.4 million.

     Our fiscal year ends on September 30. Throughout this document we refer to the fiscal year ended September 30, 2000 as fiscal 2000, the fiscal year ended September 30, 2001 as fiscal 2001, the fiscal year ending September 30, 2002 as fiscal 2002 and so on.

     We incorporated in California in April 1991 as VLSI Libraries Incorporated, changed our name to Artisan Components, Inc. in March 1997 and reincorporated in Delaware in January 1998. Our principal executive offices are located at 141 Caspian Court, Sunnyvale, California 94089-1013, and our telephone number is (408) 734-5600.

RISK FACTORS

     Before you invest in any of our securities, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus and in the prospectus supplement, before you decide whether to purchase any of our securities. The risks set out below are not the only risks we face.

     If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of our securities could decline, and you may lose all or part of your investment.

Our business depends on continued demand for complex system-on-a-chip semiconductors and the electronic equipment that incorporate them

     Our business is substantially dependent on the adoption of our technology by semiconductor manufacturers and on an increasing demand for products requiring complex system-on-a-chip integrated circuits, such as portable computing devices, cellular phones, consumer multimedia products, automotive electronics, personal computers and workstations. A system-on-a-chip is a semiconductor that includes the computing, memory and communications components that previously had been available only on separate chips. Our business is subject to many risks beyond our control that influence the success of our customers including, among others, competition faced by each customer in its particular industry, market acceptance of the customer’s products that incorporate our technology, the engineering, sales and marketing capabilities of the customer and the financial and other resources of the customer. Demand for our products may also be affected by mergers in the semiconductor and systems industries, which may reduce the aggregate level of purchases of our products and services by the combined companies. If there is faltering growth in the semiconductor and systems industries, a reduced number of design starts, shifts in the types of integrated circuits manufactured, tightening of customers’ operating budgets or consolidation among our customers, our business could suffer.

     The semiconductor and electronics products industries are characterized by rapid technological change, frequent introductions of new products, short product life cycles, fluctuations in manufacturing capacity and pricing and gross margin pressures. Each of these industries is highly cyclical and has periodically experienced significant downturns, often in connection with or in anticipation of decline in general economic conditions during which the number of new semiconductor design projects often decreases. Revenue generated from the licensing of our products is influenced by the level of design efforts by our customers. If these industries experience a downturn, then our business could suffer.

     The semiconductor industry is cyclical in nature and a general economic downturn in the United States or abroad may reduce our revenue and harm our business

     The primary customers for our IP components are semiconductor design and manufacturing companies. Any significant downturn in our customers’ markets, or domestic and global conditions which result in the reduction of research and development budgets or the delay of software purchases by our customers would likely result in a decline in demand for our IP components and services and could harm our business. In addition, the markets for semiconductor products are cyclical. For example, in previous years certain Asian countries have experienced significant economic difficulties, including currency devaluation and instability, business failures and a depressed business environment. These difficulties have coincided with a significant downturn in the semiconductor market, resulting in reduced budgets for chip design tools which, in turn, has negatively impacted us.

     The semiconductor industry suffered a sharp decline in orders and revenue in 2001 and this weakness has continued in 2002. Many semiconductor manufacturers and vendors of products incorporating semiconductors announced earnings shortfalls and employee layoffs. Overall, customer spending tightened. These conditions have negatively affected our business, and will continue to do so in the future if these conditions persist. The outlook for the electronics industry is uncertain and it is very difficult to predict how long the current weakness will last.

     Our quarterly operating results may fluctuate, which could cause our stock price to decline

     Our operating results have fluctuated in the past as a result of a number of factors including:

•	the relatively large size and small number of customer orders we receive during a given period;

•	the timing of customer orders, including the capital budgeting and purchasing cycles of our customers;

•	the size and timing of production by our customers of chips containing our IP components;

•	the gain or loss by us of a large semiconductor manufacturing customer or the gain or loss by such customer of a major order of chips containing our IP components;

•	delays in the design process due to changes by a customer to its order after it is placed;

•	our progress on contracts that are billed and recognized to revenue on a percentage of completion basis, which represent a substantial majority of our contracts and have completion periods of three to six months;

•	the accuracy of our estimates for project completion costs and costs incurred to date, which estimates involve significant management judgment and discretion;

•	the length of our sales cycle;

•	our ability to develop, introduce and market new products and product enhancements;

•	the timing of our new product announcements and introductions and those of our competitors;

•	market acceptance of our products; and

•	fluctuations in the demand for semiconductors and end user products that incorporate semiconductors.
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     Our future revenue may fluctuate from quarter to quarter and on an annual basis as a result of these and other factors. Our expense levels are based in part on our expectations regarding future revenue. If revenue is below our expectations in any quarter and we are not able to adjust spending in a timely manner, the negative effect of such shortfall may be increased. We intend to continue our investment in research and development as well as in product promotion, licensing and support programs in an effort to maximize the growth of future royalties. Accordingly, it is likely that in some future quarters our operating results will be below the expectations of public market analysts and investors, which could cause our stock price to decline, perhaps substantially.

     We have incurred operating losses in recent periods and may be unable to return to or maintain profitability

     We incurred net operating losses in the first six months of fiscal 2002, fiscal 2001, 2000 and 1999. If our revenue in future periods increases more slowly than we expect or not at all, we may not return to or subsequently maintain profitability. In addition, most of our operating expenses are fixed in the short term, so any shortfall in anticipated revenue in a given period could significantly reduce our operating results below expectations. We expect to continue to incur significant expenses in connection with funding for research and development, operational and administrative activities and expansion of our sales and marketing efforts. As a result, we will need to increase revenue to achieve profitability. If we do return to profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. If we fail to return to and subsequently maintain profitability, our business and financial condition would suffer, we could lose the benefit of tax credits and other deferred tax assets and our stock price could decline.

     We have relied and expect to continue to rely on royalties as a key component of our business model and if we fail to realize expected royalties our business will suffer

     Royalty payments are calculated based on per unit sales by our customers of integrated circuits or wafers containing our IP components. We received our first royalty revenue in the third quarter of fiscal 1999. We believe that our long-term success is substantially dependent on future royalties.

     We face risks inherent in a royalty based business model, such as the rate of incorporation of our IP components into semiconductor designs, the rate of adoption of our IP components by semiconductor manufacturers, and the demand for products incorporating such integrated circuits. Additionally, our ability to forecast and realize royalty revenue is limited by factors that are beyond our control. Such factors include the timing of the manufacture of royalty-bearing integrated circuits, the price charged by semiconductor manufacturers to their customers for royalty-bearing integrated circuits, and the quantity of royalty-bearing integrated circuits ordered and actually manufactured. Even if our IP components are used in a product that achieves commercial success, the royalty rate that we negotiate with our customers varies, and in certain cases, with respect to specific process geometries, or product generations, changes over time. Accordingly, on a period-to-period basis, royalty revenue as a percentage of total revenue may vary significantly. For example, net royalty revenue as a percentage of total revenue was 31% in the second quarter of fiscal 2002, 26% in the first quarter of fiscal 2002 and 19% in the fourth quarter of 2001.

     There is significant delay and uncertainty between the delivery of our IP components and the generation of royalty revenue. In addition to the factors described above, this delay and uncertainty is due to the delivery and application of our products early in the integrated circuit design process and delays in our recognition of royalty revenue. We recognize royalty revenue in the quarter in which we receive a royalty report from a customer, provided that other conditions to revenue recognition have been satisfied. As a result, our recognition of royalty revenue typically lags behind the quarter in which the related chip is sold by our customer by at least one quarter. We cannot be certain that our business strategy will be successful in expanding the number of royalty bearing contracts with customers, nor can we be certain that we will receive significant royalty revenue in the future.

     We also face risks relating to the accuracy and completeness of the royalty collection process. Our ability to generate royalty revenue depends, in part, on our ability to negotiate, structure, monitor and enforce agreements for the determination and payment of royalties. We have only limited experience and systems in place to conduct reviews of the accuracy of the royalty reports we receive from our licensees. We have the right to audit the records of semiconductor manufacturers who license our products to help ensure the integrity of their royalty reporting systems; however, such audits may only be conducted periodically and may be at our expense. We cannot be certain that the costs incurred by us to improve our systems and processes and in conducting these audits will not exceed the royalties that result from these efforts.

     If the market for third party IP components does not expand, our business may suffer

     Our ability to achieve sustained revenue growth and profitability in the future will depend on the continued development of the market for third party IP components and, to a large extent, on the demand for system-on-a-chip integrated circuits. System-on-a-chip integrated circuits are characterized by rapid technological change and competition from an increasing number of alternate design strategies such as combining multiple chips to create a system-on-package. We cannot be certain that the market for third party IP components and system-on-a-chip integrated circuits will continue to develop or grow at a rate sufficient to support our business. If either of these markets fails to grow or develops slower than expected, then our business will suffer. A significant majority of our existing and potential customers currently rely on components developed internally and/or by other vendors. Our future growth, if any, is dependent on the adoption of, and increased reliance on, third party design components by both existing and potential customers.

     We continue to experience intense competition from other IP component and electronic design automation companies, and this competition could negatively affect our business and our revenues

     Our strategy of targeting semiconductor manufacturers that participate in, or may enter, the system-on-a-chip market requires us to compete in intensely competitive markets. Within the third party IP component market, we compete primarily against Avant! Corporation, Nurlogic Design, Inc., Virage Logic Corporation and Virtual Silicon Technology, Inc. In addition, we may face competition from consulting firms and companies that typically have operated in the generic library segment of the market and that now seek to offer customized IP components as enhancements to their generic solutions. We also face significant competition from internal design groups of semiconductor manufacturers that have expanded their manufacturing capabilities and portfolio of IP components to participate in the system-on-a-chip market. These internal design groups compete with us for access to the parent’s IP component requisitions and may eventually compete with us to supply IP components to third parties on a merchant basis. If internal design groups expand their product offerings to compete directly with our products or actively seek to participate as vendors in the IP component market by selling to third party semiconductor manufacturers, then our revenue and operating results could be negatively affected. We also face competition from vendors that supply electronic design automation, or EDA, software tools. We cannot be certain that we will be able to compete successfully against such EDA companies.

     We expect competition to increase in the future from existing competitors and from new market entrants with products that may be less expensive than ours or that may provide better performance or additional features not currently provided by our products. Many of our current and potential competitors have substantially greater financial, technical, manufacturing, marketing, distribution and other resources, greater name recognition and market presence, longer operating histories, lower cost structures and larger customer bases than us. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. In addition, some of our principal competitors maintain their own design tools and IP component libraries which allow them to offer a single vendor solution. Internal design groups provide IP components developed to utilize the qualities of a given manufacturing process, and may therefore benefit from certain capacity, cost and technical advantages.

     In connection with our acquisition of the physical library business of Synopsys in January 2001, Synopsys agreed that it would not engage in the development, sale, marketing or support of certain IP components for a period of two years commencing in January 2001. This restriction is subject to early termination upon the occurrence of certain events, including but not limited to a sale of our company. If, upon termination of this restriction, Synopsys elects to engage in the development, sale, marketing or support of IP components that compete with our IP components, our revenue and operating results could be negatively affected.

     Our ability to compete successfully in the market for IP components will depend upon numerous factors, many of which are beyond our control including, but not limited to:

•	our success in designing new products;

•	our ability to implement new designs at smaller process geometries;

•	access to adequate EDA tools (many of which are licensed from our current or potential competitors);

•	the price, quality and timing of our new product introductions and those of our competitors;

•	the emergence of new IP component interchangeability standards;

•	the widespread licensing of IP components by semiconductor manufacturers or their design groups to third party manufacturers;

•	our ability to protect our IP;

•	market acceptance of our IP components;

•	success of competitive products; and

•	continued market acceptance of products using system-on-a-chip integrated circuits and industry and general economic conditions.

     We cannot be certain that we will be able to compete successfully in the market for third party IP components.

     If we fail to enhance our IP component libraries and develop and introduce new products on a timely basis, we may not be able to address the needs of our customers, our technology may become obsolete and our results of operations may be harmed

     Our customers compete in the semiconductor industry, which is subject to rapid technological change, frequent introductions of new products, short product life cycles, changes in customer demands and requirements and evolving industry standards. The development of new manufacturing processes, the introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Accordingly, our future success will depend on our ability to continue to enhance our existing products and to develop and introduce new products that satisfy increasingly sophisticated customer requirements and that keep pace with new product introductions, emerging manufacturing process technologies and other technological developments in the semiconductor industry. If we fail to anticipate or adequately respond to changes in manufacturing processes or customer requirements, or if we experience significant delays in product development, our business and operating results will be negatively affected. We cannot be certain that we will avoid difficulties that could delay or prevent the successful introduction, development and sale of new or enhanced products or that such new or enhanced products will achieve market acceptance. If we do not satisfy our delivery commitments, then we could also be exposed to litigation or claims from our customers. Any such claim could have a material negative effect on our business, which could cause our stock price to decline.

     From time to time, we have experienced delays in the progress of certain projects, and we may continue to experience such delays in the future. Any delay or failure to achieve progress could result in damage to customer relationships and our reputation, underutilization of engineering resources, delay in the market acceptance of our products and a decline in revenue, any of which could negatively affect our business.

     Our sales cycle is unpredictable and may be more than twelve months, so we may fail to adequately adjust our expenses to anticipated revenue in any given period or meet market expectations

     The license of our products typically involves a significant commitment of capital by the customer and a purchase will often be timed to coincide with a customer’s migration to a new manufacturing process. Potential customers generally commit significant resources to an evaluation of available IP or IP solutions and require that we expend substantial time, effort and resources to educate them about the value of our products. Despite these efforts, potential customers may select an alternate solution or delay or forego a license of our products. Once we receive and accept an order from a customer, we must commit significant resources to customizing our products for the customer’s manufacturing process. This customization is complex and time consuming and is subject to a number of risks over which we have little or no control. These risks include the customer’s alterations of its manufacturing process or the timing of its migration to a new process. Typically, this customization takes from three to six months to complete. A substantial majority of our contracts are billed and recognized to revenue on a percentage of completion basis. Our revenue recognition and cost management practices are based on estimates for project completion costs and costs incurred to date. Accordingly, if there are delays in product customization, our operating results could suffer. As a result, the sales cycle for our products is long, typically ranging from six to 12 months. Our ability to forecast the timing and scope of specific sales is limited.

     Due to the significant dollar amounts represented by a single customer order, the timing of the receipt of an order can have a significant impact on our revenue for a particular period. Because our revenue is concentrated among a small number of customers, a decline or a delay in the recognition of revenue from one customer in a period may cause our operating results in such period to be negatively affected. The unpredictability of our sales cycle makes it difficult to plan our expenses and forecast our results of operations for any given period. If we do not correctly predict the timing of our customers’ purchases, then the amount of revenue we recognize in a given quarter could be negatively impacted, which could harm our operating results. If we fail to obtain new orders from customers or fail to collect outstanding accounts receivable our business will be negatively affected.

     If we were to experience a delay in our orders, it could harm our ability to meet our forecasts or investors’ expectations for a given quarter and ultimately result in the decrease of our stock price. Further, if our sales cycle unexpectedly lengthens in general, it would negatively affect the timing of our revenue recognition, which would cause us to fail to meet market expectations and our stock price to suffer.

     We face risks from foreign operations, which could reduce our operating results and harm our financial condition

     Historically, a large portion of our total revenue has been revenue from outside of the United States. International revenue, primarily from Asia and Europe, represented 83% of our revenue in the three-month period ended March 31, 2002 and 73% of our revenue the three-month period ended March 31, 2001. We anticipate that international revenue will remain a substantial portion of our total revenue in the future. To date, all of the revenue from international customers has been denominated in U.S. dollars. If our competitors denominate their sales in a currency that becomes relatively inexpensive in comparison to the U.S. dollar, then we may experience fewer orders from international customers whose business is based primarily on the less expensive currency. In addition, present or future dislocations with respect to international financial markets may materially harm our business.

     Our international activity and dependence on customers outside the United States involves a number of risks including:

•	the impact of possible recessions in economies outside the United States;

•	political and economic instability, including such instability related to terrorist attacks in the United States or abroad;

•	exchange rate fluctuations;

•	longer accounts receivable collection periods and greater difficulty in accounts receivable collection;

•	compliance with, and unexpected changes in regulatory requirements, which could prevent us from delivering our products into markets outside the United States;

•	reduced or limited protection for IP rights;

•	export license requirements;

•	difficulties and costs of staffing and managing foreign operations; and

•	tariffs and other trade barriers and potentially adverse tax consequences.

     If we are unable to sustain or increase revenue derived from international customers or minimize the foregoing risks, our business will be materially and negatively affected, which could cause our stock price to decline.

     We have relied and expect to continue to rely on license revenue for a substantial portion of our revenue, and a decline in sales of licenses could cause our income to decline

     We derive a substantial majority of all our revenue from license fees associated with the sales of our products, including support and maintenance fees. License fees accounted for 69% of total revenue for the three months ended March 31, 2002 and 83% of total revenue the three months ended March 31, 2001. We expect that license revenue will continue to account for a substantial portion of our revenue for the foreseeable future. We cannot be certain that we will continue to derive sufficient revenue from license revenue. If license revenue were to decline, our business would suffer in the short term, and our royalty revenue may decline in the long term as fewer semiconductors incorporate our products. Our future license revenue will depend in part on the successful development, introduction and customer acceptance of new products.

     Because we rely on a relatively small number of customers for a large portion of our revenue, our revenue could decline if our existing customers do not continue to purchase and use our products

     We have been dependent on a relatively small number of customers for a large portion of our total revenue, although the customers comprising this group have changed from time to time. In the three month period ended March 31, 2002, Taiwan Semiconductor Manufacturing Company, or TSMC, accounted for 40% of our total revenue and Dongbu Electronics Co., Ltd. accounted for 13% of our total revenue. In the three month period ended March 31, 2001, TSMC accounted for 27% of total revenue, NEC Electronics, Inc. accounted for 12% of our total revenue, Sanyo Electric Company accounted for 11% of our total revenue, Infineon Technologies AG accounted for 11% of our total revenue and National Semiconductor Company accounted for 10% of total revenue. In addition, TSMC accounted for 94% of our net royalty revenue in the three-month period ended March 31, 2002, and 92% of our net royalty revenue in the three-month period ended March 31, 2001. We anticipate that our revenue will continue to depend on a limited number of major customers for the foreseeable future. The companies considered to be our major customers and the percentage of revenue represented by each major customer may vary from period to period depending on the addition of new contracts and the number of designs produced that utilize our products.

     None of our customers has a written agreement with us that obligates it to license future generations of products or new products from us, and we cannot be certain that any customer will license IP components from us in the future. In addition, we cannot be certain that any of our customers will produce products incorporating our technology or that, if such production occurs, they will generate significant royalty revenue. If one or more of our major customers stops licensing our products, reduces their orders, fails to pay license or royalty fees due or does not produce products containing our IP components, then our operating results could be materially and negatively affected.

     We face numerous risks in successfully obtaining orders from customers on terms consistent with our business model, including, among others, the lengthy and expensive process of building a relationship with a potential customer before reaching an agreement with such party to license our products; persuading large semiconductor manufacturers to work with, to rely for critical technology on, and to disclose proprietary information to a smaller company, such as ours, and persuading potential customers to bear certain development costs associated with development of customized components. There are a relatively limited number of semiconductor manufacturers to which we can license our technology in a manner consistent with our business model and we cannot be certain that such manufacturers will rely on merchant IP components or adopt our products.

     If we lose any of our key personnel or are unable to attract, train and retain qualified personnel, our ability to manage our business and continue our growth would be negatively impacted

     Our success depends in large part on the continued contributions of our key management, engineering, sales and marketing personnel, many of whom are highly skilled and would be difficult to replace. None of our senior management or key technical personnel is bound by a written employment contract to remain with us for a specified period. In addition, we do not currently maintain key man life insurance covering our key personnel. Our success also depends on our ability to attract, train and retain highly skilled managerial, engineering, sales, marketing and finance personnel and on the abilities of new personnel to function effectively, both individually and as a group. If we are unable to effectively integrate and utilize newly hired management, sales or engineering personnel, the execution of our business strategy may be impeded and our business could suffer. Competition for personnel is intense, and we cannot be certain that we will be successful in attracting and retaining effective personnel. If we lose the services of any key personnel, are unable to attract or retain qualified personnel in the future or experience delays in the integration of new personnel, our business and operations will suffer.

     Our historical growth and acquisition of certain assets of Synopsys’ physical library business have placed, and future acquisitions might place a significant strain on our management systems and resources and we may be unable to effectively control our costs and implement our business strategies as a result

     Our ability to license our products and manage our business successfully in a rapidly evolving market requires an effective planning and management process. Our historical growth and our acquisition of certain assets and personnel from Synopsys in January 2001 have placed, and future acquisitions might place, a significant strain on our managerial, operational and financial resources.

     We may continue to make investments in complementary companies, products or technologies. If we buy a company or a division of a company, we may experience difficulty assimilating that company or division’s personnel and operations which could negatively affect our operating results. In addition, the key personnel of the acquired company may decide not to work for us. Furthermore, we may have to incur debt or issue equity securities as we have in past acquisitions to pay for any future acquisition, the issuance of which would be dilutive to our existing stockholders.

     Our customers rely heavily on our technological expertise in designing, testing and manufacturing products incorporating our IP components. Relationships with new customers generally require significant engineering support. As a result, any increase in the demand for our products will increase the strain on our personnel, particularly our engineers. Our financial and management controls, reporting systems and procedures are also limited. Our future growth, if any, will depend on our ability to continue to implement and improve operational, financial and management information and control systems on a timely basis. If we fail to do so, our business could be harmed. We cannot be certain that our systems, procedures and controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully implement our business plan. We also cannot be sure that our revenue will continue to grow at a sufficient rate to absorb the costs associated with increased personnel.

     If we are not able to effectively develop the physical library assets we acquired from Synopsys, our business will suffer

     We continue to develop the physical library assets we acquired from Synopsys and work towards the effective utilization of the additional workforce we also acquired. We face continuing risks as a result of this acquisition including, but not limited to, difficulty in realizing the potential financial or strategic benefits of the acquisition; and disruption of our ongoing business. If we are not able to successfully develop and exploit the assets acquired to enhance our products, our business, revenue and operating results could be negatively affected in future periods, which may cause our stock price to decline. In addition, if the value of other intangible assets acquired becomes impaired, we may be required to write down the value of such assets, which would negatively affect our financial results.

     If we are not able to preserve the value of the IP included in our products, our business will suffer

     We rely primarily on a combination of nondisclosure agreements and other contractual provisions and patent, trademark, trade secret and copyright law to protect our proprietary rights. If we fail to enforce our patents, trademarks or copyrights or to protect our trade secrets, our business could suffer, which could cause our stock price to decline. We cannot be certain that our IP rights can be successfully asserted in the future or will not be invalidated, circumvented or challenged.

     In certain instances, we have elected to rely on trade secret law rather than patent law to protect our proprietary technology. However, trade secrets are difficult to protect. We protect our proprietary technology and processes, in part, through confidentiality agreements with our employees and customers. We cannot be certain that these contracts have not and will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors. In addition, effective trade secret protection may be unavailable or limited in certain foreign countries.

     An infringement claim or a significant damage award would adversely impact our operating results

     Substantial litigation and threats of litigation regarding IP rights exist in our industry. From time to time, third parties, including our competitors, may assert patent, copyright and other IP rights to technologies that are important to our business. We cannot be certain that we would ultimately prevail in any such dispute or be able to license any valid and infringed patents from third parties on commercially reasonable terms. Any infringement claim brought against us, regardless of the duration, outcome or size of damage award, could:

•	result in substantial cost to us;

•	divert our management’s attention and resources;

•	be time consuming to defend;

•	result in substantial damage awards;

•	cause product shipment delays; or

•	require us to seek to enter into royalty or other licensing agreements.

     Any infringement claim or other litigation against or by us could have a material negative affect on our business, which could cause our stock price to decline.

     In any potential dispute involving our IP, our customers and strategic partners could also become the target of litigation. This could trigger our technical support and indemnification obligations in our license agreements, which could result in substantial expense to us. In addition to the time and expense required for us to supply such support or indemnification to our customers and strategic partners, any such litigation could severely disrupt or shut down the business of our customers and strategic partners, which in turn would hurt our relations with our customers and strategic partners and cause licenses for our products to decrease.

     Defects in our proprietary technologies and IP components could decrease our revenue and our competitive market share

     If the IP components we provide to a customer contain defects that increase our customer’s cost of goods sold and time to market, these defects could significantly decrease the market acceptance of our IP components. Any actual or perceived defects with our products may also hinder our ability to attract or retain industry partners or customers, leading to a decrease in our revenue. These defects are frequently found during the period following introduction of new proprietary technologies or enhancements to existing proprietary technologies. Our IP components may contain errors not discovered until after customer utilization of the IP components provided by us. If our products contain errors or defects, it could require us to expend significant resources to alleviate these problems, which could result in the diversion of technical and other resources from our other development efforts.

     Our future capital needs may require that we seek additional debt or equity funding which, if not available, could cause our business to suffer

     We intend to continue to invest heavily in the development of new products and enhancements to our existing products. Our future liquidity and capital requirements will depend upon numerous factors, including:

•	the costs and timing of expansion of product development efforts and the success of these development efforts;

•	the costs and timing of expansion of sales and marketing activities;

•	the extent to which our existing and new products gain market acceptance;

•	competing technological and market developments;

•	the costs involved in maintaining and enforcing patent claims and other IP rights;

•	the level and timing of license and royalty revenue; and

•	available borrowings under line of credit arrangements and other factors.

     From time to time, we may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. We cannot be certain that such funding, if needed, will be available on attractive terms, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Strategic arrangements, if necessary to raise additional funds, may require us to relinquish our rights to certain of our technologies or products. If we fail to raise capital when needed, our business will be negatively affected, which could cause our stock price to decline.

     Semiconductor fabrication facilities are subject to risk of natural disasters, which, if they were to occur, could harm our revenue

     Semiconductor fabrication facilities have in the past experienced major reductions in foundry capacity due to earthquakes in Taiwan, Japan and California. For example, in 1999 Taiwan experienced several earthquakes which impacted foundries due to power outages, physical damage and employee dislocation. The royalty component of our revenue is directly related to the manufacture and sale of semiconductors containing our IP components, and, as a result, our business could suffer if a major customer’s manufacturing capacity was adversely affected by a natural disaster such as an earthquake, fire, tornado or flood.

     Our stock will likely be subject to substantial price and volume fluctuations due to a number of factors, many of which will be beyond our control, and those fluctuations may prevent our stockholders from reselling our common stock at a profit

     The trading price of our common stock has in the past been and could in the future be subject to significant fluctuations in response to:

•	quarterly variations in our results of operations;

•	announcements regarding our product developments;

•	announcements of technological innovations or new products by us, our customers or competitors;

•	release of reports by securities analysts;

•	sales or the perception in the market of possible sales of a large number of shares of our common stock by our directors, officers, employees or principal stockholders;

•	changes in security analysts’ recommendations; and

•	developments or disputes concerning patents or proprietary rights or other events.

     If our revenues and results of operations are below the expectations of public market securities analysts or investors, then significant fluctuations in the market price of our common stock could occur. In addition, the securities markets have, from time to time, experienced significant price and volume fluctuations, which have particularly affected the market prices for high technology companies and which often are unrelated and disproportionate to the operating performance of particular companies. These broad market fluctuations, as well as general economic, political and market conditions, may negatively affect the market price of our common stock. In the past, following periods of volatility in the market price of a company’s stock, securities class action litigation has occurred against that company. Such litigation could result in substantial costs and would at a minimum divert management’s attention and resources, which could have a material negative effect on our business, which could further reduce our stock price. Any adverse decision in such litigation could also subject us to significant liabilities.

     Our charter documents, Delaware law and our stockholder rights plan contain provisions that may inhibit potential acquisition bids, which may adversely affect the market price of our common stock, discourage merger offers or prevent changes in our management

     Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by our stockholders. If we issue any of these shares of preferred stock in the future, the rights of holders of our common stock may be negatively affected. If we issue preferred stock, a change of control of our company could be delayed, deferred or prevented. We have no current plans to issue shares of preferred stock.

     Section 203 of the Delaware General Corporation Law restricts certain business combinations with any “interested stockholder” as defined by that statute. In addition, our certificate of incorporation and bylaws contain certain other provisions that may have the effect of delaying, deferring or preventing a change of control. These provisions include:

•	cumulative voting for the election of directors;

•	the elimination of actions by written consent of stockholders; and

•	the establishment of an advance notice procedure for stockholder proposals and director nominations to be acted upon at annual meetings of the stockholders.

     On December 12, 2001, our board of directors adopted a stockholder rights plan. Under this plan, we issued a dividend of one right for each share of our common stock held by stockholders of record as of the close of business on January 8, 2002. Each right will initially entitle stockholders to purchase a fractional share of our preferred stock for $115. However, the rights are not immediately exercisable. If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of a certain percentage of our common stock, then, unless the rights are redeemed by us for $0.001 per right, the rights will become exercisable by all rights holders, except the acquiring person or group, for shares of our preferred stock or of the third party acquirer having a value of twice the right’s then-current exercise price.

     These provisions are designed to encourage potential acquirors to negotiate with our board of directors and give our board of directors an opportunity to consider various alternatives to increase stockholder value. These provisions are also intended to discourage certain tactics that may be used in proxy contests. However, the potential issuance of preferred stock, our charter and bylaw provisions, the restrictions in Section 203 of the Delaware General Corporation Law and our stockholder rights plan could discourage potential acquisition proposals and could delay or prevent a change in control, which may adversely affect the market price of our stock. Such provisions and plans may also have the effect of preventing changes in our management.

     Future changes in accounting policies or standards, specifically changes affecting methods of revenue recognition, could cause adverse unexpected revenue fluctuations

     Future changes in accounting policies including those affecting revenue recognition, could require us to change our accounting policies. If a change in accounting policies caused us to defer of revenue recognized in current periods to subsequent periods or accelerate recognition of deferred revenue to current periods, we may not meet securities analysts and investors’ expectations. Any such shortfalls could have an adverse impact on our stock price.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by Synopsys, the selling stockholder. Synopsys will receive all of the net proceeds from the sale of the shares under this prospectus.

SELLING STOCKHOLDER

     The following table sets forth information with respect to the number of shares of our common stock beneficially owned by Synopsys prior to this offering and assuming the sale of all shares offered under this prospectus. The information in the table below is current as of the date of this prospectus. The percentage ownership is based on shares of common stock outstanding as of March 31, 2002. The shares are being registered to permit public secondary trading of the shares, and Synopsys may offer the shares for resale from time to time.

     Synopsys acquired the shares being offered in connection with our January 2001 purchase of certain assets associated with Synopsys’ physical library business. We issued 1,450,000 shares of common stock to Synopsys pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended. In connection with our purchase of assets associated with the physical library business of Synopsys and the issuance of our common stock to Synopsys, we agreed, under certain circumstances, to register the shares of common stock received by Synopsys pursuant to the registration statement, of which this prospectus is a part. Of the shares of common stock issued to Synopsys in January 2001, 362,500 shares were sold by Synopsys on November 9, 2001 pursuant to a registration statement on Form S-3 (Reg. No. 333-72158) filed by us on October 24, 2001 and declared effective by the SEC on November 2, 2001. Synopsys may distribute its remaining shares of our common stock, including the shares being offered, to entities with which Synopsys is affiliated. Any shares so distributed may be offered under this prospectus by the Synopsys distributees. Each Synopsys distributee will be deemed a selling stockholder for purposes of this prospectus with respect to the distributed shares.

	Shares Beneficially Owned Prior to Offering		Number of Shares Being	Shares Beneficially Owned After Offering
Selling Stockholder	Number	Percent	Offered	Number	Percent
Synopsys, Inc.	1,087,500	6.48%	362,500	725,000	4.32%
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PLAN OF DISTRIBUTION

     We will not receive any proceeds from the sale of the shares of common stock under this prospectus. The selling stockholder will receive all of the net proceeds from the sale of the shares under this prospectus. The shares may be sold or distributed from time to time by the selling stockholder or by pledgees, donees, transferees of, or other successors in interest to, the selling stockholder directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, all of which may be changed. The distribution of the shares may be effected in one or more transactions that may take place through The Nasdaq National Market, including block trades or ordinary broker’s transactions, or through privately negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholder in connection with such sales.

     The aggregate proceeds to the selling stockholder from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents’ commissions, if any, and other expenses of issuance and distribution not borne by us. The selling stockholder and any dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     The selling stockholder or the successors in interest to the selling stockholder may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder or the successors in interest to the selling stockholder may also enter into option or other transactions with the broker-dealers that require the delivery to such broker-dealers of the shares, which shares may be resold thereafter by such broker-dealer pursuant to this prospectus.

     To the extent required, the specific shares to be sold, the names of the selling stockholders, the purchase price, the public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

     We have agreed to bear certain expenses of registration of the shares under federal and state securities laws and other expenses related to the registration of shares hereunder excluding expenses associated with the actual sale of such shares, such as commissions of dealers or agents and related fees. We have agreed to indemnify the selling stockholder against certain liabilities, including certain potential liabilities under the Securities Act. The selling stockholder has also agreed to indemnify us against certain liabilities, including certain potential liabilities under the Securities Act arising from information provided by it for inclusion in this prospectus.

     We may suspend the use of this prospectus for a discrete period of time, not longer than 45 days, if, in our judgment, an event has occurred or condition exists as a result of which the prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to make the statements herein not misleading in light of the circumstances then existing.

     Furthermore, we may suspend the effectiveness of the registration statement of which this prospectus is part upon the happening of any event that we believe, in good faith, requires additional disclosure of material, non-public information (i) with regard to which we believe we have a bona fide business purpose for preserving confidentiality, or (ii) that renders us unable to comply with the published rules and regulations of the SEC promulgated under the Securities Act or the Exchange Act, if such failure to disclose such information would result in (a) the registration statement, any amendment or post-effective amendment thereto, or any document incorporated therein by reference containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) this prospectus, any prospectus supplement, or any document incorporated therein by reference, including an untrue statement of material fact or omitting to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. We can not exercise this right to suspend more than twice in any twelve (12) month period nor more than three times during the time the registration statement is required to be maintained effective. During any twelve-month period, the sum of such suspensions plus the number of days during such period that we deferred a registration can not exceed 135 days. During the time the registration statement is required to be maintained effective, the sum of such suspensions plus the number of days that we deferred a registration can not exceed 270 days. During any period of suspension or deferral, we are required to use our best efforts to remedy, as promptly as practicable, the circumstances that gave rise to the suspension or deferral and the time period during which the registration statement must be maintained effective shall be extended day for day by the number of days of such suspension or deferral.

     We are required to maintain the effectiveness of the registration statement of which this prospectus is part, until the earlier of: (i) all shares offered hereby have been sold by the selling stockholder, (ii) we obtain a legal opinion to the effect that all of the shares then held by the selling stockholder can be sold during the four ensuing 90 day periods pursuant to Rule 144 (or another appropriate exemption from registration) of the Securities Act and (iii) January 4, 2004.

     There can be no assurance that Synopsys will sell any or all of the shares offered by it under this prospectus.

LEGAL MATTERS

     The validity of the shares offered under this prospectus has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Artisan Components, Inc. for the year ended September 30, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The statements of assets acquired and liability assumed related to the silicon library product line acquired by us from Synopsys as of October 31, 2000 and September 30, 1999, and the related statements of direct revenues and expenses for the years then ended and the one-month period ended October 31, 1999 incorporated in this prospectus by reference to the Current Report on Forms 8-K and 8-K/A filed January 19, 2001 and March 12, 2001, have been so incorporated in reliance on the report of KPMG LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     We have agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference in this prospectus of its audit report on the statements of assets acquired and liability assumed related to the silicon library product line of Synopsys, Inc. as of October 31, 2000 and September 30, 1999, and the related statements of direct revenues and expenses for the years then ended and the one-month period ended October 31, 1999.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Amount to be Paid
SEC registration fee	$ 482.57
Printing expenses	$ 5,000.00
Legal fees and expenses	$20,000.00
Accounting fees and expenses	$12,500.00
Miscellaneous expenses	$ 517.43

Total	$38,500.00

     Pursuant to the Securities Rights and Restrictions Agreement dated January 1, 2001 between the Registrant and Synopsys, Inc., Synopsys, the selling stockholder, has agreed to pay one half of the expenses set forth above.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the current law. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

     Article VI, Section 6.1 of the Registrant’s Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant’s request as a director or officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.

     The Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors’ fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omission not in good faith or involving international misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Section 174 of the Delaware General Corporation Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

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     The Registrant has entered into indemnification agreements with its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Registrant (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements we have not approved or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide that the Registrant will advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

     The Registrant intends to enter into additional indemnification agreements with each of its directors and executive officers to effectuate these indemnity provisions and to purchase directors’ and officers’ liability insurance.

     The Securities Rights and Restrictions Agreement dated January 1, 2001, entered into by and between the Registrant and Synopsys, in connection with the Registrant’s acquisition of certain assets of the physical library business of Synopsys, provides that the Registrant will indemnify Synopsys against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”) and Synopsys will indemnify the Registrant and its executive officers and directors against certain liabilities, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission (the “SEC”), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers, employees, or other agents in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any of its directors, officers, employees or other agents.

II-2

ITEM 16. EXHIBITS

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit No.	Description
4.1*	Securities Rights and Restrictions Agreement, dated January 1, 2001, by and between the Registrant and Synopsys, Inc.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of PricewaterhouseCoopers LLP, Independent Public Accountants

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

23.3	Consent of KPMG LLP, Independent Public Accountants

24.1	Power of Attorney (see page II-5)

*	Filed as Exhibit E to the Asset Purchase Agreement between the Registrant and Synopsys included as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed January 19, 2001.

ITEM 17. UNDERTAKINGS

The Registrant hereby undertakes: 1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(c)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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     5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 7th day of May, 2002.

ARTISAN COMPONENTS, INC
BY:	/S/ Mark R. Templeton —————————————— Mark R. Templeton President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Mark R. Templeton and Joy E. Leo, and each of them, as his or her true and lawful attorneys-in-fact and agent, each with the power of substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign the registration statement filed herewith and any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark R. Templeton ———————————————— Mark R. Templeton	President, Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2002

/s/ Joy E. Leo ———————————————— Joy E. Leo	Vice President, Finance and Administration, Chief Financial Officer (Principal Financial and Accounting Officer) and Secretary	May 7, 2002

/s/ Scott T. Becker ———————————————— Scott T. Becker	Chief Technology Officer and Director	May 7, 2002

/s/ Lucio L. Lanza ———————————————— Lucio L. Lanza	Chairman of the Board of Directors	May 7, 2002

/s/ Morio Kurosaki ———————————————— Morio Kurosaki	Director	May 7, 2002

/s/ Leon Malmed ———————————————— Leon Malmed	Director	May 7, 2002
II-5

EXHIBIT INDEX

Exhibit No.	Description
4.1*	Securities Rights and Restrictions Agreement, dated January 1, 2001, by and between the Registrant and Synopsys, Inc.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of PricewaterhouseCoopers LLP, Independent Public Accountants

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

23.3	Consent of KPMG LLP, Independent Public Accountants

24.1	Power of Attorney (see page II-5)

*	Filed as Exhibit E to the Asset Purchase Agreement between the Registrant and Synopsys included as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed January 19, 2001.